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                                                                   Exhibit 10.2


                                 PROMISSORY NOTE

                                              $250,000.00 As of January 1, 2000


         FOR VALUE RECEIVED, Michael D. Troiano, an individual with an address of 39 Prospect Street, Wellesley, Massachusetts 02481 (the "Borrower"), promises to pay to the order of Primix Solutions Inc., a Delaware corporation (together with any successor holder or holders of this Note, the "Lender") at its office at One Arsenal Marketplace, Watertown, Massachusetts 02472, or such other place as Lender may designate, the principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), or so much thereof as shall be advanced hereunder, together with interest thereon, as hereinafter set forth.

         Interest on the principal balance of this Note from time to time outstanding shall accrue from the date hereof until December 31, 2002 at the rate of seven percent (7.00%) per year. Interest only shall be payable quarterly in arrears in equal installments of Four Thousand Four Hundred Twenty-Three and 61/100 Dollars ($4,423.61) on the first day of the first month of each quarter (a "Payment Date") of each year (a "Loan Year") beginning January 1 and ending December 31, beginning with the first day of April, 2000. Interest shall be computed on the basis of a three hundred and sixty (360)-day year and shall be paid for the actual number of days on which principal is outstanding. On April 1, 2000, the Borrower shall pay Lender Four Thousand Two Hundred Seventy-Seven and 78/100 Dollars ($4,277.78), an amount equal to the installment due for the first quarter of the first Loan Year LESS an amount equal to the interest on the principal balance of this Note that shall have accrued from the date hereof through January 3, 2000 at the rate of seven percent (7.00%) per year, or $145.83.

         Interest on the principal balance of this Note from time to time outstanding from January 1, 2003 until December 31, 2004 (the "P&I Date") shall accrue at a variable annual rate which shall equal the "Prime Rate," as hereinafter defined, plus two percentage points (2%) (the "Base Rate"). Subject to any change in the Prime Rate, interest only shall be payable quarterly in arrears in equal installments on each Payment Date of each Loan Year, beginning with the first day of April, 2003. Interest shall be computed on the basis of a three hundred and sixty (360)-day year and shall be paid for the actual number of days on which principal is outstanding.

         Beginning on the day immediately following the P&I Date, interest on the principal balance of this Note shall accrue at the Base Rate. Subject to any change in the Prime Rate, interest shall be payable quarterly in arrears in equal installments on each Payment Date of each Loan Year, beginning with the first day of April, 2005. Interest shall be computed on the basis of a three hundred and sixty (360)-day year and shall be paid for the actual number of days on which principal is outstanding. In addition, beginning on the day immediately following the P&I Date, the outstanding principal balance of this Note shall be payable quarterly in arrears in equal installments of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) on each Payment Date of each Loan Year, beginning with the first day of April,


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 2005.

         In any event, the entire outstanding principal balance of this Note, together with any accrued interest and other charges as may be due hereunder, shall be paid on December 31, 2029 (the "Maturity Date").

         In the event that any regularly scheduled payment due hereunder is not paid within fifteen (15) days after the date it is due, Lender shall have the right, in addition to any other rights hereunder, to collect a late charge as compensation for increased costs of administering such late payment. Such late charge shall be in an amount equal to five percentage points (5%) of the amount of such late payment, and shall be due and payable upon demand.

         In the event that (i) any payment due hereunder is not paid within fifteen (15) days after the date it is due or upon a default under the mortgage securing this Note (the "Mortgage"), that certain Amended and Restated Stock Pledge Agreement dated the date hereof or under any other instrument executed by Borrower in connection with the loan evidenced by this Note (together with this Note and the Mortgage, the "Loan Documents") which default is not cured within the applicable grace period, if any, or (ii) the termination, for any reason or no reason, of Borrower's employment with Lender, Lender, at its option, may declare immediately due and payable the entire outstanding balance of principal and interest, together with all other charges which Lender may be entitled. If this Note is so accelerated or any amounts due hereunder are not paid on the Maturity Date, all amounts due hereunder shall, after such acceleration or such Maturity Date, as the case may be, bear interest at the Prime Rate plus five percentage points (5%) per year, until paid.

         On any interest payment date, the outstanding balance of principal due hereunder may be prepaid in whole or in part in multiples of One Thousand Dollars ($1,000.00), provided that at least thirty (30) days' prior written notice of such prepayment shall have been given to Lender.

         As used herein, the term "Prime Rate" shall mean the rate of interest announced or published by Lender's primary bank as its prime rate on the first day of the first month of each quarter of each Loan Year, beginning with the first day of January, 2000. In the event that the Prime Rate changes from quarter to quarter, the interest rate under this Note shall be adjusted to reflect any change in the Prime Rate as of the date of such change, and the amount of the equal quarterly payments of interest subsequently becoming due under this Note shall be adjusted accordingly to provide, as nearly as possible, for the full amortization of the remaining principal amount hereof over the remaining term of this Note. In the event the Prime Rate is no longer published or announced or becomes unascertainable for any reason, Lender shall designate a comparable reference rate which shall be deemed the Prime Rate hereunder.

         Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal, or non-delivery indicated on the return receipt, if deposited in a United States Postal


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Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth at the beginning of this Note, or at such other address as may be designated in a notice delivered or mailed as herein provided.

         Borrower agrees to pay all charges (including reasonable attorneys' fees) of Lender in connection with the collection and/or enforcement of this Note or any other Loan Document or in protecting or preserving the security for this Note, whether or not suit is brought against Borrower.

         The failure of Lender at any time to exercise any option or right hereunder shall not constitute a waiver of Lender's right to exercise such option or right at any other time.

         Borrower hereby waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the Borrower's obligations undertaken in connection with this Note or any of the other Loan Documents, or
(iii) any substitution, exchange or release of collateral or the addition or release of any person or entity primarily or secondarily liable, may be effected without notice to Borrower and without releasing Borrower from any liability hereunder.

         This Note shall be governed by, construed, and enforced in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this
Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. If the payment of any interest due hereunder would subject Lender to any penalty under applicable law, then the payments due hereunder shall be automatically reduced to what they would be at the highest rate authorized under applicable law.

         This Note is secured by, among other things, a mortgage of real estate located at 39 Prospect Street, Wellesley, Norfolk County, Massachusetts, and recorded with Norfolk

County Registry of Deeds.

         This Note shall have the effect of an instrument under seal.


Witness:                                                  Borrower:


___________________________________
                                                          Michael D. Troiano



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